SUB-ITEM 77Q1:  EXHIBITS

AMENDMENT #9
TO THE BY-LAWS
OF
FEDERATED CORE TRUST
Effective June 1, 2013
	Strike Section 5.  Powers of
Executive Committee from
ARTICLE III - POWERS AND
DUTIES OF THE EXECUTIVE
AND OTHER COMMITTEES and
replace with the following:

	Section 5.  Powers of
Executive Committee.  During the
intervals between the Meetings of
the Trustees, the Executive
Committee, except as limited by the
By-Laws of the Trust or by specific
directions of the Trustees, shall
possess and may exercise all the
powers of the Trustees in the
management and direction of the
business and conduct of the affairs of
the Trust in such manner as the
Executive Committee shall deem to
be in the best interests of the Trust,
and shall have power to authorize the
Seal of the Trust (if there is one) to
be affixed to all instruments and
documents requiring the same.
Notwithstanding the foregoing, the
Executive Committee shall not have
the power to elect or remove
Trustees, increase or decrease the
number of Trustees, elect or remove
any Officer, issue shares or
recommend to shareholders any
action requiring shareholder
approval.

	Insert the following into
ARTICLE VIII, AGREEMENTS,
CHECKS, DRAFTS,
ENDORSEMENTS, ETC. and
renumber the remaining sections
accordingly:
	Section 2.  Delegation of
Authority Relating to Dividends.
The Trustees or the Executive
Committee may delegate to any
Officer or Agent of the Trust the
ability to authorize the payment of
dividends and the ability to fix the
amount and other terms of a dividend
regardless of whether or not such
dividend has previously been
authorized by the Trustees.

	The title of Article VIII is
deleted and replaced as follows:
?AGREEMENTS, CERTAIN
DELEGATION, CHECKS,
DRAFTS, ENDORSEMENTS,
ETC.?






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